FOR IMMEDIATE RELEASE             Contact: Thomas R. Pledger, Chairman of the
                                  Board of Directors and Executive Chairman
                                  Steven E. Nielsen, President and CEO Douglas
                                  J. Betlach, Vice President, CFO and Treasurer
                                  (561) 627-7171

Palm Beach Gardens, Florida                          April 29, 1999

       DYCOM INDUSTRIES, INC. INCREASES CREDIT FACILITY BY $90.25 MILLION

Dycom Industries, Inc. (NYSE: "DY") announced today that on April 27, 1999, it signed a $90.25 million amendment to its credit facility with a syndicate of banks led by Dresdner Bank Lateinamerika AG Miami Agency. The amendment increases the level of available financing of Dycom to $175.25 million and extends the term of the facility to April 2002. The credit agreement provides for (i) a $17.5 million standby letter of credit facility, (ii) a $50.0 million revolving working capital facility, (iii) a $12.75 million five-year term loan, and (iv) a $95.0 million equipment acquisition and small business purchase facility. The obligations under the amended credit agreement are guaranteed by subsidiaries of the Company and secured by security interests in certain property and assets of the Company and its subsidiaries.

Dycom is a leading provider of engineering, construction, and maintenance services to telecommunications and utility providers throughout the United States. Additionally, the Company provides similar services related to the installation of integrated voice, data, and video local and wide area networks within office buildings and similar structures. Dycom also performs underground utility locating and electrical construction and maintenance services.